As filed with the Securities and Exchange Commission on April 29, 2002.

File No. 333-38677

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTERFACE, INC.
(Exact Name of Issuer as Specified in its Charter)

Georgia (State or Other Jurisdiction of Incorporation or Organization)	58-1451243 (I.R.S. Employer Identification Number)

Suite 2000
2859 Paces Ferry Road
Atlanta, Georgia  30339
(Address and Zip Code of Principal Executive Offices)

INTERFACE, INC. NONQUALIFIED SAVINGS PLAN
(Full Title of the Plan)

Raymond S. Willoch, Esquire
Senior Vice President-Administration, General Counsel and Secretary
INTERFACE, INC.
Suite 2000
2859 Paces Ferry Road
Atlanta, Georgia  30339
(770) 437-6800
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

EXPLANATORY NOTE

                Interface, Inc., a Georgia corporation (the “Company” or the “Registrant”), hereby amends its Registration Statement on Form S-8, dated October 24, 1997, File No. 333-38677 (the “Initial Registration”), by filing this Post-Effective Amendment No. 1 on Form S-8 relating to $20,000,000 of Deferred Compensation Obligations, which are unsecured obligations of the Company to pay deferred compensation in the future in accordance with the Interface, Inc. Nonqualified Savings Plan, as amended and restated effective January 1, 2002 (the “Plan”).  All such Deferred Compensation Obligations were registered in the Initial Registration.  This amendment is being filed by the Company due to changes in the Plan which have been made effective after the effective date of the Initial Registration.

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

                The following documents filed by the Company are incorporated by reference into this Registration Statement and are deemed to be a part hereof from the date of the filing of such documents:

                (1)                The Registrant's Annual Report on Form 10-K for its fiscal year ended December 30, 2001.

                (2)                All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the Registrant’s Annual Report on Form 10-K for its fiscal year ended December 30, 2001.

                (3)                All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended,  prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities that remain unsold.

ITEM 4.  DESCRIPTION OF SECURITIES

                Under the Plan, the Company provides eligible employees the opportunity to enter into agreements for the deferral of a specified percentage or dollar amount of their compensation, as defined in the Plan (“Compensation”).  The obligations of the Company under such agreements to pay the deferred compensation in the future in accordance with the terms of the Plan (the “Obligations”) are unsecured general obligations of the Company.  The Plan is unfunded, and participating employees (each, a “Participant”) have no right, interest or claim in the assets of the Company, except as unsecured general creditors.  The Company has adopted a so-called “Rabbi Trust” to hold, invest and reinvest deferrals and contributions under the Plan.  If a change of control of the Company occurs, as defined in the Plan, the Company will contribute an amount to the Rabbi Trust equal to the Obligations owed to each Participant.  However, the Rabbi Trust assets will remain subject to the claims of the Company’s creditors in the event of the Company’s insolvency.

                The description of the terms and conditions of the Obligations in this Item 4 is qualified by reference to the Plan, which is filed as Exhibit 4 to this Registration Statement and incorporated herein by reference.

                The amount of compensation to be deferred by each Participant will be determined in accordance with the Plan based on elections by the Participant.  The Company will make a 50% matching contribution with respect to deferrals under the Plan.  The maximum matching contribution any Participant may receive is 2% of the Participant’s Compensation.  Each Obligation will be payable upon termination of a Participant’s employment with the Company, a specific date selected by the Participant, or the Participant’s death, in accordance with the terms of the Plan.  In addition, a Participant may request a withdrawal of his interest in the Obligation prior to such dates on account of a hardship (as defined by the Plan) or otherwise make a withdrawal with a resulting penalty.  The amount of the Company’s Obligation to each Participant will be adjusted to reflect the investment experience of the investment funds in which the Participant’s interest in the Obligations is deemed to be invested.  The investment funds will be selected by the Plan’s Administrative Committee.  Each Participant may elect among these investments funds those in which his or her interest in the Obligations will be deemed to be invested.  The Obligations will be denominated and payable in United States dollars.

                Neither a Participant nor any other person may assign, alienate, sell, seize, sequester, transfer, pledge, or encumber his or her interest in the Obligations prior to actual payment of deferred compensation, except by will or by the laws of descent and distribution and only to the extent permitted under the Plan.

                The Company reserves the right in its sole discretion to amend, suspend or terminate the Plan at any time, except that no such action shall reduce the amount already credited in a Participant's Account without the consent of the person affected.

                The Obligations are not convertible into another security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

                Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

                As provided under Georgia law, the Registrant's Amended Articles of Incorporation provide that a director shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of duty of care or any other duty owed to the Registrant as a director, except that such provision shall not eliminate or limit the liability of a director (a) for any appropriation, in violation of his duties, of any business opportunity of the Registrant, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions, or (d) for any transaction from which the director received an improper benefit.

                Under Article VII of the Registrant's Amended Bylaws, the Registrant is authorized to indemnify its officers and directors for any liability and expense incurred by them in connection with or resulting from any threatened, pending or completed legal action or other proceeding or investigation by reason of his being or having been an officer or director.  An officer or director may only be indemnified if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to a criminal matter, he did not have reasonable cause to believe that his conduct was unlawful.  No officer or director who has been adjudged liable for the improper receipt of a personal benefit is entitled to indemnification.

                Any officer or director who has been wholly successful on the merits or otherwise in an action or proceeding in his official capacity is entitled to indemnification as to expenses by the Registrant.  All other determinations in respect of indemnification shall be made by either:  (i) a majority vote of a quorum of disinterested directors; (ii) independent legal counsel selected in accordance with the Bylaws and at the request of the Board; or (iii) the holders of a majority of the Registrant’s stock who at such time are entitled to vote for the election of directors.

                The provisions of the Registrant’s Bylaws on indemnification are consistent in all material respects with the laws of the State of Georgia, which authorize indemnification of corporate officers and directors.

                The Registrant's directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

                Not applicable.

ITEM 8.  EXHIBITS

                The exhibits included as part of this Registration Statement are as follows:

Exhibit Number                                     Description

                4                              Interface, Inc. Nonqualified Savings Plan (as amended and restated effective January 1, 2002)

                23(b)                       Consent of BDO Seidman, LLP

                24                            Power of Attorney (included on Signature Page of Initial Registration)

ITEM 9.  UNDERTAKINGS

                (a)           The undersigned registrant hereby undertakes:

               (1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8, or Form F-3,  and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

               (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

               (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                (b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (c)           The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                (d)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on April 29, 2002.

INTERFACE, INC. By: /s/ Daniel T. Hendrix Daniel T. Hendrix, President, Chief Executive Officer and Director

                Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated, on April 29, 2002.

Signature	Title
/s/ Daniel T. Hendrix Daniel T. Hendrix	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Daniel T. Hendrix Patrick C. Lynch	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
** ____________________________ Ray C. Anderson	Chairman of the Board
** ____________________________ Carl I. Gable	Director
** ____________________________ Dr. June M. Henton	Director

____________________________ Christopher G. Kennedy	Director
** ____________________________ J. Smith Lanier, II	Director
____________________________ James B. Miller	Director
____________________________ Thomas R. Oliver	Director
** ____________________________ Dianne Dillon-Ridgley	Director
** ____________________________ Leonard G. Saulter	Director
** ____________________________ Clarinus C. Th. Van Andel	Director
**By: /s/ Daniel T. Hendrix as attorney-in-fact

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

     Exhibit Number                                     Description

                4                              Interface, Inc. Nonqualified Savings Plan (as amended and restated effective January 1, 2002)

                23(b)                       Consent of BDO Seidman, LLP

                24                            Power of Attorney (included on Signature Page of Initial Registration)